Exhibit 10.2

Purchase and Assignment Agreement

This Purchase and Assignment Agreement (this “Agreement”) is entered into on September 30, 2014 by and between Vaxstar LLC (the “Assignor”) and Valuesetters, Inc. (the “Assignee”).

WHEREAS, the Assignor is the legal and beneficial owner of certain assets associated with the operations of a Voice over IP network (the “Business”), which it purchased from TelcoSoftware.com Corp. pursuant to a contract of sale dated September 30, 2014;

WHEREAS, Assignor desires to assign to Assignee and Assignee desires to accept from Assignor the rights and interests to the Business on the basis of the representations, warranties and agreements contained in this Agreement;

WHEREAS, as consideration for assignment of the Business by Assignor, the Assignee agrees to pay $1,000,000 (the “Purchase Price”);

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

  Assignment

    On the Closing Date (as defined below), in exchange for a $1,000,000 increase in the amount due to the Assignor, under the Amended Loan and Security Agreement dated July 25, 2014, between Assignor and Assignee, as full payment of the Purchase Price, the Assignor hereby absolutely, irrevocably and unconditionally sells, assigns, conveys, contributes and transfers to the Assignee the rights and interests to the Business owned by the Assignor and all of its rights and benefits thereunder and conferred therein and the Assignee accepts such assignment.

    The closing of the assignment contemplated hereunder shall take place within simultaneously with the Assignor’s purchase of the Business (the “Closing Date”).

  Additional Documents. The Assignor agrees to take such further action and to execute and deliver, or cause to be executed and delivered, any and all other documents which are, in the opinion of the Assignee or its counsel, necessary to carry out the terms and conditions of this Agreement.

  Effective Date and Counterpart Signature. This Agreement shall be effective as of the date first written above. This Agreement, and acceptance of same, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by email of a facsimile signature page shall be binding upon that party so confirming.

  Representations and Warranties of the Assignee.

    Organization; Authority. This Agreement, when executed and delivered by the Assignee, will constitute a valid and legally binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms.

    Investment Experience: Access to Information and Preexisting Relationship. The Assignee (a) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (b) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (c) understands the terms of and risks associated with the acquisition of the Business, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which the Company operates, (d) has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects as the Assignee has determined to be necessary in connection with the assignment of the Business.

    General Solicitation. The Assignee is not accepting such assignment as a result of any advertisement, article, notice or other communication regarding the Business published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any general solicitation or general advertisement.

    No Conflicts: Advice. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, does or will violate and constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Assignee is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Assignee is a party. The Assignee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the assignment of the Business.

    No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending or to the knowledge of the Assignee, threatened against the Assignee which could reasonable be expected in any manner to challenge or seek to prevent, enjoin, alter, or materially delay any of the transactions contemplated hereby.

  Representations and Warranties of the Assignor. Assignor owns and is conveying to Assignee all of its rights, title and interests to the Business

6.	Governing Law; Submissions to Jurisdiction. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall, to the fullest extent applicable, be brought and enforced in any state court of competent jurisdiction in the State of New York, County of New York, or any federal court of competent jurisdiction in the Southern District of New York and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
  Amendments. No provision hereof may be waived or modified other than by an instrument in writing signed by the party against who enforcement is sought.

  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereunder have executed this Agreement as of the date first above written.

ASSIGNOR: Vaxstar LLC

By: /s/ Mark Richards

Name:   Mark Richards

ASSIGNEE: Valuesetters, Inc.

By: /s/ Manuel Teixeira

Name:   Manuel Teixeira